EXHIBIT 21

Subsidiaries of Lindsay Corporation

Ownership
Percentage
Lindsay Manufacturing, LLC – Nebraska	100%

Lindsay Structures, LLC – Nebraska	100%

Digitec, Inc. – Nebraska	100%

Lindsay Sales Holding Company, LLC – Nebraska	100%

Lindsay Sales & Service, LLC – Nebraska	100%

Irrigation Specialists, Inc. – Delaware	100%

Lindsay International Sales & Service, LLC – Nebraska	100%

Barrier Systems Sales & Service, LLC – Nebraska	100%

Watertronics, LLC – Wisconsin	100%

Lindsay Real Estate Holdings, LLC – Delaware	100%

IRZ Consulting, LLC – Oregon	100%

Lindsay Transportation, Inc. – Nebraska	100%

Barrier Systems, Inc. – California	100%

Safe Technologies, Inc. – California	100%

Barrier Systems, LLC – Delaware	100%

Lindsay International Holdings, BV – Netherlands	100%

Lindsay International, BV – Netherlands	100%

Lindsay Europe SAS – France	100%

Lindsay Manufacturing Africa (PTY) Ltd. – South Africa	100%

Lindsay America do Sul Ltda. – Brazil	100%

Snoline S.p.A. – Italy	100%

Lindsay (Tianjin) Industry Co., Ltd.—China	100%

Lindsay International (ANZ) Pty Ltd.—Australia	100%

Lindsay International Sales Corporation – Delaware (Inactive)	100%